Exhibit 99.1

Identity and Access Management Cyber-Security Provider BIO-key’s Q1 Revenue Improved to $1.9M, Driven by 205% Increase in Software License Fees; Investor Call Today at 10am ET

WALL, NJ – May 16, 2022 - BIO-key® International, Inc. (Nasdaq: BKYI), an innovative provider of workforce and customer identity and access management (IAM) solutions featuring Identity-Bound Biometrics (IBB) and large-scale identity solutions, today reported results for its first quarter ended March 31, 2022 (Q1’22). BIO-key is hosting a conference call today at 10:00 a.m. ET (details below) to review its results and outlook.

BIO-key’s revenue improved 3% to $1.94M in Q1’22 from $1.89MN in Q1’21 and 108% from $935K in Q4 2021 driven by a $981,000 increase in software license fees year over year. BIO-key is focused on growing its base of annual recurring software license fees which provide more predictable revenue trends and higher margins than its more episodic hardware revenues.

Recent Highlights:

●	Expanding PortalGuard Penetration with Local Government Customers, including New Deployments in Missouri, New Mexico, New York, South Dakota and Texas counties and municipalities.
●

March 8th acquisition of Swivel Secure Europe, an IAM solutions provider in Europe, the Middle East and Africa (EMEA) that generated approximately $3.1M in revenue and $578K in operating income in 2021. contributed $368K of revenue during the remainder of March, and substantially expands BIO-key’s global customer base, geographic reach, and long term growth potential.

●	Added New Enterprise Customers and Channel Alliance Program partners
●

Initial Hardware Deployments for Nigeria’s National Identity Management Commission’s National ID Enrollment Program in partnership with Sterling Bank Nigeria’s Specta online lending platform - BIO-key’s Pocket10 device for mobile biometric enrollments for agent banking is being deployed to support increased adoption and use of the National Identity Number and mobile banking and payments across the country.

BIO-key CEO Michael DePasquale commented, “As anticipated, we are off to a solid start in Q1’22, with software license sales increasing 205% year-over-year and 168% over Q4’21. This strong performance reflects growing momentum in our Annual Recurring Revenue (ARR) base from software licenses, which is a core focus and value driver for our business. While hardware remains an important component and differentiator in our business, its episodic nature can create some variability in our quarterly operating performance. Our Q1’22 performance included just 22 days of operating results from our Swivel Secure Europe operations acquired in March.

“Looking forward, we see an expanding worldwide opportunity to grow our software license revenue base, driven by the compelling security, scalability, ease of use and deployment, and customer value proposition of our PortalGuard IAM platform, along with an expanding array of security solutions. Customers are increasingly recognizing PortalGuard’s, flexibility and differentiated multi-factor authentication capabilities, with support for sixteen different factors including BIO-key’s industry leading Identity Bound Biometric capabilities.

“PortalGuard continues to gain momentum in the higher education and municipal government verticals and with enterprises as a high-value, easy-to-deploy solution for hybrid access needs. The industry continues to recognize BIO-key as we recently earned four recent 2022 Cybersecurity Excellence Awards and a Security Today magazine 2022 Govies Government Security Award for PortalGuard, in the User Authentication/ Identification/Credentialing and Management category.

Outlook

“There is a clear and growing global need for enterprises of all kinds to protect their data and systems with stronger cybersecurity solutions. BIO-key has built a strong base of products, services and partnerships to address this substantial opportunity. Given the growing momentum in our business, complemented with the addition of Swivel Secure Europe and further progress advancing our opportunities in Africa, we remain confident in achieving our full-year 2022 revenue guidance of $10-13M. Approximately 70% of the lower end of this guidance range relates to contracted recurring software license revenue.

“Our revenue guidance represents growth of more than 100% over 2021, benefitting from continued growth in software license revenue, along with hardware and services revenue contributions that are generally tied to specific projects. Our positive outlook is supported by our strong capital position, talented global management and product development teams, and expanded global sales, marketing and channel partner footprint. Further, we believe BIO-key is positioned to achieve break-even operations starting at the lower end of this range, subject to our mix of hardware and higher-margin software revenue.”

Financial Results

Q1’22 revenue increased 3% to $1.94M from $1.89M in Q1’21, driven by a 205% increase in software license fees and a modest increase in services revenue, which more than offset a decline in hardware revenue. The year-ago period included $680,000 in hardware revenue related to the initiation of product shipments for one of the Company’s large scale ID projects in Nigeria.

Gross profit grew to $1.6M in Q1’22 from $1.1M in Q1’21, due primarily to the increase of higher-margin license fee revenue as a percentage of total revenue in the current-year period.

Total operating expenses increased to $2.6M in Q1’22 from $2.0M in Q1’21, reflecting a $0.4M increase in research, development and engineering expense related to our recently announced MobileAuth and IDaaS solutions and a $0.3M increase in selling, general and administrative expense reflecting acquisition expenses associated with Swivel Secure Europe.

BIO-key reported an operating loss of $1.0M in Q1’22 vs. $0.8M in Q1’21, as the Company’s increase in gross profit was more than offset by higher operating expenses intended to support long term growth. BIO-key reported a Q1’22 net loss available to common stockholders of $1.0M, or $0.12 per share, compared to a Q1’21 net loss of $0.9M, or $0.11 per share. Weighted average basic shares outstanding were approximately 7.9M in Q1’22 and 7.8M in Q1’21.

Financial Strength

BIO-key ended the first quarter with working capital of $10.1M, including $5.8M of cash and cash equivalents and $5.0M in inventory, and a book value of $15.3M.

Conference Call Details

Date / Time:	Today, Monday, May 16th at 10 a.m. ET
Call Dial In #:	1-877-418-5460 U.S. or 1-412-717-9594 International
Live Webcast / Replay:	Investor Webcast & Replay – Available for 3 months.
Audio Replay:	1-877-344-7529 U.S. or 1-412-317-0088 Int’l; code 3884798

About BIO-key International, Inc. (www.BIO-key.com)

BIO-key has over two decades of expertise in providing authentication technology for thousands of organizations and millions of users and is revolutionizing authentication with biometric-centric, multi-factor identity and access management (IAM) solutions, including PortalGuard that provides convenient and secure access to devices, information, applications, and high-value transactions. BIO-key's patented software and hardware solutions, with industry-leading biometric capabilities, enable large-scale on-premises and Identity-as-a-Service (IDaaS) solutions as well as customized enterprise and cloud solutions.

BIO-key Safe Harbor Statement

All statements contained in this press release other than statements of historical facts are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the "Act"). The words "estimate," "project," "intends," "expects," "anticipates," "believes" and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are made based on management's beliefs, as well as assumptions made by, and information currently available to, management pursuant to the "safe-harbor" provisions of the Act. These statements are not guarantees of future performance or events and are subject to risks and uncertainties that may cause actual results to differ materially from those included within or implied by such forward-looking statements. These risks and uncertainties include, without limitation, our history of losses and limited revenue; our ability to raise additional capital; our ability to protect our intellectual property; changes in business conditions; changes in our sales strategy and product development plans; changes in the marketplace; continued services of our executive management team; security breaches; competition in the biometric technology and identity access management industries; market acceptance of biometric products generally and our products under development; our ability to execute and deliver on contracts in Africa; our ability to expand into Asia, Africa and other foreign markets; our ability to integrate the operations and personnel of PistolStar and Swivel Secure into our business; the duration and severity of the current coronavirus COVID-19 pandemic and its effect on our business operations, sales cycles, personnel, and the geographic markets in which we operate;  the duration and extent of continued hostilities in Ukraine and its impact on our European customers, delays in the development of products and statements of assumption underlying any of the foregoing as well as other factors set forth under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2021 and other filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. Except as required by law, we undertake no obligation to disclose any revision to these forward-looking statements whether as a result of new information, future events, or otherwise.

Engage with BIO-key

Facebook – Corporate:	https://www.facebook.com/BIOkeyInternational/
LinkedIn – Corporate:	https://www.linkedin.com/company/bio-key-international
Twitter – Corporate:	@BIOkeyIntl
Twitter – Investors:	@BIO_keyIR
StockTwits:	BIO_keyIR

Media Contact	Investor Contact
Erin Knapp	William Jones, David Collins
Matter Communications	Catalyst IR
BIO-key@matternow.com	BKYI@catalyst-ir.com
914-260-3158	212-924-9800

BIO-key International, Inc. and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2022	December 31, 2021
	(Unaudited)
ASSETS
Cash and cash equivalents	$5,846,798	$7,754,046
Accounts receivable, net	2,668,147	970,626
Due from factor	51,850	49,500
Note receivable, net of allowance	82,000	82,000
Inventory	4,956,472	4,940,660
Prepaid expenses and other	363,209	216,041
Total current assets	13,954,691	14,012,873
Resalable software license rights	46,247	48,752
Investment – debt security, net	452,821	452,821
Equipment and leasehold improvements, net	134,929	69,168
Capitalized contract costs, net	279,789	249,012
Deposits and other assets	8,712	8,712
Note receivable, net of allowance	110,000	113,000
Operating lease right-of-use assets	202,513	254,100
Intangible assets, net	2,768,067	1,298,077
Goodwill	1,648,481	1,262,526
Total non-current assets	5,651,559	3,756,168
TOTAL ASSETS	$19,606,250	$17,769,041

LIABILITIES
Accounts payable	$1,084,452	$427,772
Accrued liabilities	896,702	828,997
Government loan – Swivel	580,992	-
Deferred revenue - current	798,830	565,355
Operating lease liabilities, current portion	156,730	177,188
Total current liabilities	3,517,706	1,999,312
Deferred revenue – long term	54,699	67,300
Operating lease liabilities, net of current portion	54,710	86,974
Total non-current liabilities	109,409	154,274
TOTAL LIABILITIES	3,627,115	2,153,586

Commitments and Contingencies

STOCKHOLDERS’ EQUITY
Common stock — authorized, 170,000,000 shares; issued and outstanding; 8,406,451 and 7,853,759 of $.0001 par value at March 31, 2022 and December 31, 2021, respectively	841	786
Additional paid-in capital	121,509,367	120,190,139
Accumulated other comprehensive gain		43,800
Accumulated deficit	(105,574,873)	(104,575,470)
TOTAL STOCKHOLDERS’ EQUITY	15,979,135	15,615,455
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$19,606,250	$17,769,041

BIO-key International, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended March 31,
	2022	2021

Revenues
Services	$395,804	$380,022
License fees	1,460,183	478,958
Hardware	85,184	1,029,658
Total revenues	1,941,171	1,888,638

Costs and other expenses
Cost of services	210,913	175,944
Cost of license fees	73,230	38,969
Cost of hardware	53,298	551,722
Total costs and other expenses	337,441	766,635
Gross Profit	1,603,730	1,122,003

Operating expenses
Selling, general and administrative	1,797,998	1,516,398
Research, development and engineering	805,266	441,651
Total operating expenses	2,603,264	1,958,049
Operating loss	(999,534)	(836,046)
Other income (expense)
Interest income	131	2,615
Interest expense	-	(18,000)
Total other income (expense)	131	(15,385)
Net loss	$(999,403)	$(851,431)

Comprehensive loss:
Net loss	$(999,403)
Other comprehensive gain	43,800
Comprehensive loss	$(955,603)	$(851,431)
Basic and Diluted Loss per Common Share	$(0.12)	$(0.11)

Weighted Average Shares Outstanding:
Basic and Diluted	7,885,008	7,773,688